Exhibit 10.1

SEPARATION AND CONSULTING AGREEMENT

THIS SEPARATION AND CONSULTING AGREEMENT (this “Separation Agreement”) is entered into between George Bobotas, PhD (“Executive”) and Matinas BioPharma Holdings, Inc. (“Matinas”). Matinas, together with its past, present and future direct and indirect subsidiaries, parent(s), affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, employee benefit plans (and such plans’ fiduciaries, agents, administrators and insurers), attorneys, and agents (individually and in their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing, is collectively referred to in this Separation Agreement as the “Released Parties.”

RECITALS:

A.            Matinas and Executive entered into an employment agreement, dated July 30, 2013 (the “Employment Agreement”).

B.            Matinas and Executive have been engaged in discussions regarding a separation from service and desire to settle all matters between them by entering into this Separation Agreement on the terms and conditions set forth herein.

In consideration of the foregoing premises, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.            Separation of Employment; Termination of Employment Agreement. Executive and Matinas have mutually agreed to terminate the Employment Agreement. Executive acknowledges, confirms and agrees that his last day of employment with Matinas shall be September 30, 2015 (the “Separation Date”). The Employment Agreement is hereby superseded and terminated by this Separation Agreement. Executive shall be deemed to have resigned (effective as of the Separation Date) (a) if a member, from any board or committee to which he has been appointed or nominated by or on behalf Matinas or any of its affiliates, and (b) from any position with Matinas or any of its affiliates, including, but not limited to, an officer of Matinas or any of its affiliates. Executive further acknowledges that, except as otherwise specifically provided in this Separation Agreement, Executive has received all compensation and benefits to which Executive is entitled under the Employment Agreement or otherwise as a result of Executive’s employment. Executive understands that, except as otherwise provided in this Separation Agreement, Executive is entitled to nothing further from the Released Parties, including reinstatement by Matinas.

2.            Consulting Period. During the period beginning on October 1, 2015 and ending on March 31, 2016 (or such later date as mutually agreed by Executive and Matinas) (the “Consulting Period”), Executive shall make himself available to Matinas at mutually convenient times to consult with respect to business issues and other matters as Matinas may reasonably request. The parties expect that Executive’s duties during the Consulting Period will include consulting on the matters set forth on Exhibit A. The parties anticipate that Executive will provide consulting services to Matinas for an average of 10 – 15 hours per week during the Consulting Period. In consideration for all such consulting services, Matinas shall pay to Executive a monthly fee of $8,250, payable at the beginning of each month. Matinas shall reimburse Executive for approved and reasonable customary expenses related to the performance of the consulting services, including, but not limited to, travel expenses, hotel accommodations, transportation and meals. Executive shall submit monthly invoices for his expenses to Matinas electronically to accounting@matinasbiopharma.com, with copies to the CEO, and Matinas shall pay undisputed invoices within ten (10) days of receipt. For avoidance of doubt, Executive’s outstanding stock options under the Matinas BioPharma Holdings, Inc. 2013 Equity Compensation Plan, as amended and restated (the “Plan”) shall continue to vest in accordance with their terms during the Consulting Period. Executive and Matinas agree that in furnishing services during the Consulting Period, Executive will be acting as an independent contractor and that, accordingly, Executive will have no authority to act on behalf of Matinas or bind Matinas without Matinas’s express consent. During the Consulting Period, Executive will not be considered to have employee status for federal or state tax purposes, for purposes of employee benefit plans or other benefits applicable to Matinas’s employees generally or for any other purposes. During the Consulting Period, Matinas shall not pay any contributions to Social Security, unemployment insurance, federal or state withholding taxes, or, except as specifically provided in Section 6(c), provide any other contributions or benefits which might be expected in an employer-employee relationship, and Executive expressly waives any right to such participation or coverage. Executive agrees that Executive shall make such contributions and pay applicable taxes, and hereby agrees to indemnify and hold harmless the Released Parties from and against any costs, fees, damages or penalties assessed against any of the Released Parties by virtue of Executive’s failure to make such contributions or payments.

3.            Executive General Release of the Released Parties. In consideration of the payments set forth in Section 6, Executive hereby unconditionally and irrevocably releases, waives, discharges and gives up, to the full extent permitted by law, any and all Claims (as defined below) that Executive may have against any of the Released Parties, arising on or prior to the date of Executive’s execution and delivery of this Separation Agreement to Matinas. “Claims” means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, severance pay, commissions, fees, bonuses, vacation pay, sick pay, fees and costs, attorneys fees, losses, penalties, damages, including damages for pain and suffering and emotional harm, arising, directly or indirectly, out of any promise, agreement, offer letter, contract, understanding, common law, tort, the laws, statutes, and/or regulations of the State of New Jersey or any other state and the United States, including, but not limited to, federal and state wage and hour laws (to the extent waiveable), federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act of 2009, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Occupational Safety and Health Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefit Protection Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act of 2002, the federal False Claims Act, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Civil Rights Act, the New Jersey Conscientious Employee Protection Act and the New Jersey False Claims Act, as each may be amended from time to time, whether arising directly or indirectly from any act or omission, whether intentional or unintentional. This Section 3 releases all Claims including those of which Executive is not aware and those not mentioned in this Separation Agreement. Executive specifically releases any and all Claims arising out of Executive’s employment with Matinas or termination therefrom. Executive expressly acknowledges and agrees that, by entering into this Separation Agreement, Executive is releasing and waiving any and all Claims, including, without limitation, Claims that Executive may have arising under ADEA, which have arisen on or before the date of Executive’s execution and delivery of this Separation Agreement to Matinas.

4.            Representations; Covenant Not to Sue. Executive hereby represents and warrants that (a) Executive has not filed, caused or permitted to be filed any pending proceeding (nor has Executive lodged a complaint with any governmental or quasi-governmental authority) against any of the Released Parties, nor has Executive agreed to do any of the foregoing, (b) Executive has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against any of the Released Parties which has been released in this Separation Agreement, and (c) Executive has not directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim against any of the Released Parties. Except as set forth in Section 15 below, Executive covenants and agrees that Executive shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by himself or any third party of a proceeding or Claim against any of the Released Parties based upon or relating to any Claim released by Executive in this Separation Agreement.

5.            Accrued Payments and Benefits; Vacation.

(a) Following the Separation Date, Executive shall be entitled to such vested employee benefits, if any, as to which he may be entitled under the employee benefit plans and programs of Matinas in accordance with the terms of such plans.

(b) On Matinas’s regularly scheduled pay date for the pay period in which the Separation Date occurs, Matinas will pay to Executive any Base Salary earned through the Separation Date, to the extent not already paid.

(c) Matinas will reimburse Executive for any unreimbursed business expenses properly incurred by Executive prior to the Separation Date in accordance with Matinas policy. Executive will timely submit all such requests in accordance with Matinas policy, and Matinas will process such requests in a manner consistent with practices in effect immediately prior to the Separation Date.

(d) Any vacation time that Executive has accrued in 2015 up to the Separation Date, but not used, on the Separation Date will be paid to Executive on Matinas’ regularly scheduled pay date for the pay period in which the Separation Date occurs.

6.            Severance Benefits. As consideration for Executive’s execution, delivery and non-revocation of this Separation Agreement and the Reaffirmation (as defined below), Matinas shall provide Executive with the following (all of the following payments and benefits collectively the “Severance Benefits”):

(a) upon termination of the Consulting Period, accelerated vesting of any options that then remain unvested under the option grant agreements for options granted to Executive under the Plan on October 3, 2013, July 21, 2014 and January 28, 2015 (the “Options”);

(b) extension of the exercise period under the Options so that each may be exercised until its respective Expiration Date (as set forth in the applicable option grant agreement); and

(c) provided that Executive timely elects to continue and maintain group health plan coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Matinas will pay monthly, on Executive’s behalf, the cost of such coverage for the lesser of the duration of the Consulting Period or eighteen (18) months following the Separation Date.

Annexed to this Separation Agreement is a Reaffirmation of Separation Agreement and General Release (“Reaffirmation”). As material conditions to Executive’s receipt of the Severance Benefits set forth in this Section 6, Executive shall: (i) execute and deliver to Matinas the Reaffirmation within the time frame set forth therein and not revoke the Reaffirmation; (ii) comply with Matinas’s policies and procedures through the Separation Date; (iii) comply with Matinas’s policies and procedures during the Consulting Period; and (iv) comply with the terms of this Separation Agreement, including without limitation Sections 9, 10 and 12.

Executive acknowledges that Executive is not otherwise entitled to receive the Severance Benefits and acknowledges that nothing in this Separation Agreement shall be deemed to be an admission of liability on the part of any of the Released Parties. Not in limitation of the foregoing, Executive acknowledges that the Employment Agreement is terminated by mutual consent and so Sections 4.1(a) and (d) thereof do not apply. Executive agrees that Executive will not seek anything further from any of the Released Parties.

7.            Tax Withholding. All payments made hereunder other than pursuant to Section 2 shall be subject to applicable tax withholdings and other customary payroll deductions.

8.            Who is Bound. Matinas and Executive are bound by this Separation Agreement. Anyone who succeeds to Executive’s rights and responsibilities, such as the executors of Executive’s estate, is bound and anyone who succeeds to Matinas’s rights and responsibilities, such as its successors and assigns, is also bound.

9.            Covenants Agreement; Confidentiality. Executive understands and agrees that, notwithstanding the termination of the Employment Agreement and Executive’s employment with Matinas, Executive’s obligations pursuant to the Non-Disclosure and Invention Assignment Agreement dated as of July 30, 2013 (the “Covenants Agreement”) shall survive such termination and remain in full force and effect. Executive represents and warrants that he has, at all times, been in compliance with his obligations under the Covenants Agreement. Executive also agrees that the benefits provided to Executive and all of the other terms of this Separation Agreement shall be kept confidential. Executive shall not reveal the benefits provided to Executive or the other terms of this Separation Agreement or the Reaffirmation to anyone, except to Executive’s immediate family, legal and financial advisors and then only after securing the agreement of such individual to maintain the confidentiality of this Separation Agreement and the Reaffirmation or in response to a subpoena or other legal process, after reasonable notice has been provided to Matinas sufficient to enable Matinas to contest the disclosure.

10.            Non Disparagement. Executive agrees not to make any defamatory or derogatory statements, written or oral, concerning any of the Released Parties. Matinas shall advise its senior management not to make any defamatory or derogatory statements, written or oral, concerning Executive. Provided inquiries are directed to Matinas’s Human Resources Department, Matinas shall disclose to prospective employers information concerning Executive’s dates of employment and last position held by Executive.

11.            Remedies. If Executive breaches any term or condition of this Separation Agreement or the Reaffirmation or any representation made by Executive in this Separation Agreement or the Reaffirmation was false when made, it shall constitute a material breach of this Separation Agreement the Released Parties shall have all remedies hereunder and otherwise at law or in equity (including without limitation injunctive relief). The parties agree that, should either party seek to enforce the terms of this Agreement through litigation, then the prevailing party, in addition to all other legal remedies, shall be reimbursed by the other party for all reasonable attorneys’ fees and costs in relation to such litigation. Notwithstanding the foregoing, it is understood and agreed that Executive shall have no obligation to pay the Released Parties’ attorneys’ fees and costs associated with enforcing the terms of this Separation Agreement or the Reaffirmation if Executive were to challenge only the ADEA waiver set forth in this Separation Agreement and/or the Reaffirmation.

12.            Matinas Property. Executive agrees to return to Matinas all of Matinas’ and its affiliates’ property in Executive’s possession, custody and/or control on the Separation Date (or earlier upon demand by the Board or an authorized officer of Matinas), including, but not limited to, all equipment, pass codes, keys, swipe cards, credit cards, documents or other materials, in whatever form or format, that Executive received, prepared, or helped prepare. Executive agrees that Executive will not retain any copies, duplicates, reproductions, computer disks, or excerpts thereof of Matinas’s or its affiliates’ documents or other property. Notwithstanding the foregoing, Executive may retain access to any such property during the Consulting Period as and to the extent necessary to perform his duties as provided in Section 2 hereof.

13.            Construction of Agreement; Governing Law; Jurisdiction. In the event that one or more of the provisions contained in this Separation Agreement or the Reaffirmation shall for any reason be held unenforceable in any respect under the law of any state of the United States or the United States, such unenforceability shall not affect any other provision of this Separation Agreement or the Reaffirmation, but this Separation Agreement and the Reaffirmation shall then be construed as if such unenforceable provision or provisions had never been contained herein or therein. If it is ever held that any restriction hereunder or under the Reaffirmation is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law. This Separation Agreement, the Reaffirmation and any and all matters arising directly or indirectly herefrom or therefrom shall be governed under the laws of the State of New Jersey without reference to choice of law rules. Matinas and Executive consent to the sole jurisdiction of the federal and state courts of New Jersey. MATINAS and Executive HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE OR HAVE CHOSEN VOLUNTARILY NOT TO DO SO SPECIFICALLY WITH RESPECT TO THIS WAIVER.

14.            Section 409A Compliance.

(a)            This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations promulgated thereunder (“Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.

(b)            All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

15.            Acknowledgments. Matinas and Executive acknowledge and agree that:

(A)            By entering in this Separation Agreement, Executive does not waive any rights or Claims that may arise after the date that Executive executes and delivers this Separation Agreement to Matinas;

(B)            This Separation Agreement shall not affect the rights and responsibilities of the Equal Employment Opportunity Commission (the “EEOC”) or similar federal or state agency to enforce the ADEA or other applicable laws, and further acknowledge and agree that this Separation Agreement shall not be used to justify interfering with Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC or similar federal or state agency. Accordingly, nothing in this Separation Agreement shall preclude Executive from filing a charge with, or participating in any manner in an investigation, hearing or proceeding conducted by, the EEOC or similar federal or state agency, but Executive hereby waives any and all rights to recover under, or by virtue of, any such investigation, hearing or proceeding;

(C)            Notwithstanding anything set forth in this Separation Agreement to the contrary, nothing in this Separation Agreement shall affect or be used to interfere with Executive’s protected right to test in any court, under the Older Workers’ Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA set forth in this Separation Agreement; and

(D)            Nothing in this Separation Agreement shall preclude Executive from exercising Executive’s rights, if any (i) under Section 601-608 of COBRA, (ii) under Matinas’ 401(k) plan, or (iii) to indemnification as an officer, director or fiduciary pursuant to any applicable statute or the by-laws or articles of incorporation of Matinas.

16.            Opportunity For Review.

(a)            Executive is hereby advised and encouraged by Matinas to consult with his own independent counsel before signing this Separation Agreement. Executive represents and warrants that Executive (i) has had sufficient opportunity to consider this Separation Agreement, (ii) has read this Separation Agreement, (iii) understands all the terms and conditions hereof, (iv) is not incompetent or had a guardian, conservator or trustee appointed for Executive, (v) has entered into this Separation Agreement of Executive’s own free will and volition, (vi) has duly executed and delivered this Separation Agreement, (vii) understands that Executive is responsible for Executive’s own attorneys’ fees and costs, (viii) has been advised and encouraged by Matinas to consult with Executive’s own independent counsel before signing this Separation Agreement (ix) has had the opportunity to review this Separation Agreement with counsel of his choice or has chosen voluntarily not to do so, (x) understands that Executive has been given twenty-one (21) days to review this Separation Agreement before signing this Separation Agreement and understands that he is free to use as much or as little of the 21-day period as he wishes or considers necessary before deciding to sign this Separation Agreement, (xi) understands that if Executive does not sign and return this Separation Agreement to Matinas (Attn: Jerry Jabbour) on or before October 14, 2015, Matinas shall have no obligation to enter into this Separation Agreement, Executive shall not be entitled to receive the Severance Benefits, and (xii) understands that this Separation Agreement is valid, binding, and enforceable against the parties hereto in accordance with its terms.

(b)            This Separation Agreement shall be effective and enforceable on the eighth (8th) day after execution and delivery to Matinas (Attn: Jerry Jabbour) by Executive. The parties hereto understand and agree that Executive may revoke this Separation Agreement after having executed and delivered it to Matinas by so advising Matinas (Attn: Jerry Jabbour) in writing no later than 11:59 p.m. on the seventh (7th) day after Executive’s execution and delivery of this Separation Agreement to Matinas. If Executive revokes this Separation Agreement, it shall not be effective or enforceable, and Executive shall not be entitled to receive the Severance Benefits.

[signature page follows]

Agreed to and accepted on this 29th day of September, 2015.

Witness:

/s/ Eleni Lelekis	/s/ George Bobotas
George Bobotas, PhD

Agreed to and accepted on this 29th day of September, 2015

MATINAS BIOPHARMA HOLDINGS, INC.

By:	/s/ Jerome Jabbour
Name: Jerome Jabbour Title: EVP, Chief Business Officer & General Counsel

This Reaffirmation must be executed and returned to Matinas (Attn: Jerry Jabbour) on, or within five (5) days following (but not before), the expiration of the Consulting Period.

REAFFIRMATION OF SEPARATION AGREEMENT AND GENERAL RELEASE

1.            Capitalized terms used but not defined in this Reaffirmation of Separation Agreement and General Release (“Reaffirmation”) shall have the meaning set forth in the Separation and Consulting Agreement (the “Separation Agreement”) between Matinas BioPharma Holdings, Inc. (“Matinas”), and George Bobotas, PhD (“Executive”), a copy of which is attached hereto.

2.            Executive hereby affirms the validity of the general release of the Released Parties set forth in Section 3 of the Separation Agreement and all other provisions of the Separation Agreement. Executive also affirms that Executive is not in default of any provision of the Separation Agreement. Executive acknowledges that the Separation Agreement is complete, true, accurate, valid and in full force and effect as of the date below.

3.            In consideration of the Severance Benefits, Executive hereby unconditionally and irrevocably releases, waives, discharges and gives up, to the full extent permitted by law, any and all Claims (as defined below) that Executive may have against any of the Released Parties, arising on or prior to the date of Executive’s execution and delivery of this Reaffirmation to Matinas. “Claims” shall have the meaning set forth in the Separation Agreement. This Section 3 releases all Claims including those of which Executive is not aware and those not mentioned in the Separation Agreement or this Reaffirmation. Executive specifically releases any and all Claims arising out Executive’s employment or consulting engagement with Matinas or termination therefrom. Executive expressly acknowledges and agrees that, by entering into this Reaffirmation, Executive is releasing and waiving any and all Claims, including, without limitation, Claims that Executive may have arising under ADEA, which have arisen on or before the date of Executive’s execution and delivery of this Reaffirmation to Matinas.

4.            Executive acknowledges and understands that:

(a) By entering into the Separation Agreement and this Reaffirmation, Executive does not waive any rights or Claims that may arise after the date that Executive executes and delivers this Reaffirmation to Matinas;

(b) Neither the Separation Agreement nor this Reaffirmation shall affect the rights and responsibilities of the Equal Employment Opportunity Commission (the “EEOC”) or similar federal or state agency to enforce the ADEA and other applicable laws, and further acknowledges and understands that neither the Separation Agreement nor this Reaffirmation shall be used to justify interfering with Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC or similar federal or state agency. Accordingly, nothing in the Separation Agreement or this Reaffirmation shall preclude Executive from filing a charge with, or participating in any manner in an investigation, hearing or proceeding conducted by, the EEOC or similar federal or state agency, but Executive hereby waives any and all rights to recover under, or by virtue of, any such investigation, hearing or proceeding;

(c) Notwithstanding anything set forth in the Separation Agreement or this Reaffirmation to the contrary, nothing in the Separation Agreement or this Reaffirmation shall affect or be used to interfere with Executive’s protected right to test in any court, under the Older Workers’ Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA set forth in the Separation Agreement or this Reaffirmation; and

(d) Nothing in the Separation Agreement or this Reaffirmation shall preclude Executive from exercising Executive’s rights, if any (i) under Section 601-608 of COBRA, (ii) under Matinas’s 401(k) plan, or (iii) to indemnification as an officer, director or fiduciary pursuant to any applicable statute or the by-laws or articles of incorporation of Matinas.

5.            (a) Executive is hereby advised and encouraged by Matinas to consult with his own independent counsel before signing this Reaffirmation. Executive represents and warrants that Executive (i) has had sufficient opportunity to consider this Reaffirmation, (ii) has read this Reaffirmation, (iii) understands all the terms and conditions hereof, (iv) is not incompetent or had a guardian, conservator or trustee appointed for Executive, (v) has entered into this Reaffirmation of Executive’s own free will and volition, (vi) has duly executed and delivered this Reaffirmation, (vii) understands that Executive is responsible for Executive’s own attorneys’ fees and costs, (viii) has been advised and encouraged by Matinas to consult with Executive’s own independent counsel before signing this Reaffirmation (ix) has had the opportunity to review this Reaffirmation with counsel of his choice or has chosen voluntarily not to do so, (x) understands that Executive has been given twenty-one (21) days to review this Reaffirmation before signing this Reaffirmation, (xi) understands that if Executive does not sign and return this Reaffirmation to Matinas (Attn: Jerry Jabbour) within the time frame provided, Executive shall not be entitled to receive the Severance Benefits, and the Separation Date shall be unaltered, and (xii) understands that this Reaffirmation is valid, binding, and enforceable against Executive in accordance with its terms.

(b)            This Reaffirmation shall be effective and enforceable on the eighth (8th) day after execution and delivery to Matinas (Attn: Jerry Jabbour) by Executive. Executive may revoke this Reaffirmation after having executed and delivered it to Matinas by so advising Matinas (Attn: Jerry Jabbour) in writing no later than 11:59 p.m. on the seventh (7th) day after Executive’s execution and delivery of this Reaffirmation to Matinas. If Executive revokes this Reaffirmation, it shall not be effective or enforceable, Executive shall not be entitled to receive the Severance Benefits, and the Separation Date shall be unaltered.

Agreed to and accepted on this ___ day of _________, 201_.

Witness:

George Bobotas, PhD